Freeport-McMoRan
Reports Second-Quarter and Six-Month 2022 Results
•Solid operational results, with strong margins and cash flows
•Second-quarter 2022 copper and gold sales volumes were above April 2022 guidance by 5% and 18%, respectively, and above second-quarter 2021 by 17% and 56%, respectively
•Unit net cash costs in line with April 2022 guidance
•Strong balance sheet, liquidity and financial flexibility
•Significant debt retirements through open-market transactions
•Increase in share repurchase authorization

▪Net income attributable to common stock in second-quarter 2022 totaled $840 million, $0.57 per share, and adjusted net income attributable to common stock totaled $854 million, $0.58 per share, after excluding net charges totaling $14 million, $0.01 per share.
▪Consolidated sales totaled 1.1 billion pounds of copper, 476 thousand ounces of gold and 20 million pounds of molybdenum in second-quarter 2022. Consolidated sales for the year 2022 are expected to approximate 4.2 billion pounds of copper, 1.7 million ounces of gold and 80 million pounds of molybdenum, including 1.0 billion pounds of copper, 400 thousand ounces of gold and 21 million pounds of molybdenum in third-quarter 2022.
▪Average realized prices in second-quarter 2022 were $4.03 per pound for copper, $1,827 per ounce for gold and $19.44 per pound for molybdenum.
▪Average unit net cash costs in second-quarter 2022 were $1.41 per pound of copper and are expected to average $1.50 per pound of copper for the year 2022.
▪Operating cash flows totaled $1.6 billion (including $0.1 billion of working capital and other sources) in second-quarter 2022 and $3.3 billion (net of $0.7 billion of working capital and other uses) for the first six months of 2022. Based on current sales volume and cost estimates, and assuming average prices of $3.25 per pound for copper, $1,700 per ounce for gold and $16.00 per pound for molybdenum for the second half of 2022, operating cash flows are expected to approximate $4.5 billion (net of $1.4 billion of working capital and other uses) for the year 2022.
▪Capital expenditures totaled $0.9 billion (including $0.4 billion for major mining projects and $0.2 billion for the Indonesia smelter projects) in second-quarter 2022 and $1.6 billion (including $0.8 billion for major mining projects and $0.3 billion for the Indonesia smelter projects) for the first six months of 2022. Capital expenditures for the year 2022 are expected to approximate $4.5 billion ($3.1 billion excluding the Indonesia smelter projects), including $1.9 billion for major mining projects.
▪In April 2022, PT Freeport Indonesia (PT-FI) completed the sale of $3.0 billion of unsecured senior notes, with a weighted-average interest rate of 5.4 percent. Net proceeds are expected to be used to finance the Indonesia smelter projects.
▪Through July 20, 2022, FCX purchased $754 million aggregate principal amount of its senior notes in open-market transactions for a total cost of $718 million (including $582 million aggregate principal amount in second-quarter 2022).
▪Through July 20, 2022, FCX has acquired 47.9 million shares of its common stock for a total cost of $1.8 billion ($38.35 average cost per share) under the share repurchase program, including 35.1 million shares for a total cost of $1.3 billion ($38.36 average cost per share) during 2022. In July 2022, the FCX Board of Directors (the Board) authorized an increase in the share repurchase program from $3.0 billion to up to $5.0 billion.
▪At June 30, 2022, consolidated debt totaled $11.1 billion and consolidated cash and cash equivalents totaled $9.5 billion, resulting in net debt of $1.6 billion ($1.0 billion excluding net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page IX.

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PHOENIX, AZ, July 21, 2022 - Freeport-McMoRan Inc. (NYSE: FCX) reported second-quarter 2022 net income attributable to common stock of $840 million, $0.57 per share, and adjusted net income attributable to common stock of $854 million, $0.58 per share, after excluding net charges totaling $14 million, $0.01 per share. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "FCX is in a position of strength as we navigate the current global market uncertainties. The actions we have taken in recent years to build a strong balance sheet, successfully expand low-cost operations, and maintain flexible growth options will allow us to manage the current market situation in an effective manner while preserving substantial future asset values. Despite near-term uncertainties, the long-term market fundamentals and value opportunities for our stakeholders remain extraordinarily favorable. I am confident in our strategy centered on being Foremost in Copper. Our assets are valuable and scarce. The future prospects for our markets, the quality of our assets and the experience of our team will enable us to deliver substantial value as global conditions improve."

SUMMARY FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Revenues[a,b]	$5,416	$5,748	$12,019	$10,598
Operating income[a]	$1,736	$2,067	$4,545	$3,599
Net income attributable to common stock[c,d]	$840	$1,083	$2,367	$1,801
Diluted net income per share of common stock	$0.57	$0.73	$1.61	$1.21

Diluted weighted-average common shares outstanding	1,457	1,483	1,463	1,480
Operating cash flows[e]	$1,621	$2,395	$3,312	$3,470
Capital expenditures	$863	$433	$1,586	$803
At June 30:
Cash and cash equivalents	$9,492	$6,313	$9,492	$6,313
Total debt, including current portion	$11,092	$9,695	$11,092	$9,695

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(355) million ($(154) million to net income attributable to common stock or $(0.10) per share) in second-quarter 2022, $173 million ($66 million to net income attributable to common stock or $0.05 per share) in second-quarter 2021, $65 million ($27 million to net income attributable to common stock or $0.02 per share) for the first six months of 2022 and $169 million ($65 million to net income attributable to common stock or $0.04 per share) for the first six months of 2021. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page IX.
c.Includes net charges totaling $14 million ($0.01 per share) in second-quarter 2022, $56 million ($0.04 per share) in second-quarter 2021, $52 million ($0.04 per share) for the first six months of 2022 and $94 million ($0.06 per share) for the first six months of 2021 that are described in the supplemental schedule, "Adjusted Net Income," on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Working capital and other sources (uses) totaled $100 million in second-quarter 2022, $523 million in second-quarter 2021, $(711) million for the first six months of 2022 and $187 million for the first six months of 2021.

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SUMMARY OPERATING DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021		2022	2021
Copper (millions of recoverable pounds)
Production	1,075	913		2,084	1,823
Sales, excluding purchases	1,087	929		2,111	1,754
Average realized price per pound	$4.03	$4.34		$4.18	$4.25
Site production and delivery costs per pound[a]	$2.09	$2.02	[b]	$2.06	$1.94	[b]
Unit net cash costs per pound[a]	$1.41	$1.48		$1.37	$1.44
Gold (thousands of recoverable ounces)
Production	476	305		891	602
Sales	476	305		885	563
Average realized price per ounce	$1,827	$1,794		$1,861	$1,785
Molybdenum (millions of recoverable pounds)
Production	23	20		44	40
Sales, excluding purchases	20	22		39	43
Average realized price per pound	$19.44	$13.11		$19.37	$12.38
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Includes $0.07 per pound of copper in second-quarter 2021 and $0.04 per pound of copper for the first six months of 2021 associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Market Conditions
The London Metal Exchange (LME) copper settlement price averaged $4.43 per pound in the first six months of 2022 and reached a high of $4.87 per pound in March 2022, supported by copper's increasingly important role in decarbonization technologies and limited mine supply. Many analysts projected a multi-year period of rising prices associated with secular growth in metals demand required for clean energy technologies. Beginning in second-quarter 2022, a series of macro-economic factors (concerns about the global economy, higher United States (U.S.) interest rates and currency exchange rates) led to a precipitous decline in copper prices. The LME copper settlement price declined from approximately $4.70 per pound at the start of second-quarter 2022 to $3.74 per pound at June 30, 2022, and settled at $3.34 per pound on July 20, 2022.
Physical market fundamentals remain tight as evidenced by low levels of global exchange stocks. FCX's global customer base reports healthy demand for copper. The outlook for copper fundamentals in the medium- and long-term remain extraordinarily favorable, with demand for copper expected to double over the next 10 to 15 years. Substantial new mine supply development will be required to meet the goals of the global energy transition, and current prices for copper are insufficient to support new mine supply development, which is expected to add to future supply deficits.
The FCX management team and global organization have substantial experience and success in executing under volatile market conditions. FCX benefits from a diversified portfolio of operations with an attractive cost structure, long-lived reserves, optionality in its project pipeline and a strong balance sheet and liquidity position.
FCX closely monitors market conditions and will adjust its operating plans if required. FCX will maintain a strong balance sheet and liquidity position as it focuses on building long-term value in its business, executing its operating plans safely, responsibly and efficiently, and prudently manage costs and capital expenditures. FCX will opportunistically use excess cash to repurchase its debt and equity securities. Refer to FCX's Financial Policy beginning on page 10.
FCX is realistic about near-term uncertain market conditions. FCX is steadfast in its optimism about its portfolio of assets, its strong management and operating team, and the long-term prospects for the copper markets it serves.

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Responsible Production
2021 Annual Report on Sustainability. In April 2022, FCX published its 2021 Annual Report on Sustainability, available on FCX's website at fcx.com/sustainability. FCX has a long history of environmental, social and governance (ESG) programs and is focused on leading as a responsible copper producer.
The Copper Mark. FCX is committed to validating all of its copper producing sites with the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry's responsible production practices. To achieve the Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 ESG requirements. During second-quarter 2022, FCX's Safford and Sierrita sites were awarded the Copper Mark. To date, FCX has achieved the Copper Mark at all 11 of its eligible copper producing sites in North America, South America and Europe; and PT-FI has signed a letter of commitment and initiated the validation process.
Consolidated Sales Volumes
Second-quarter 2022 copper sales of 1.1 billion pounds were 5 percent higher than the April 2022 estimate of 1.0 billion pounds of copper, primarily reflecting timing of shipments and strong operating performance. Second-quarter 2022 copper sales were 17 percent higher than second-quarter 2021 sales of 929 million pounds of copper, primarily reflecting increased operating rates at the Grasberg minerals district and Cerro Verde.
Second-quarter 2022 gold sales of 476 thousand ounces were 18 percent higher than the April 2022 estimate of 405 thousand ounces of gold, primarily reflecting higher recoveries and milling rates. Second-quarter 2022 gold sales were 56 percent higher than second-quarter 2021 sales of 305 thousand ounces, primarily reflecting increased operating rates at the Grasberg minerals district.
Second-quarter 2022 molybdenum sales of 20 million pounds were lower than the April 2022 estimate of 21 million pounds and second-quarter 2021 sales of 22 million pounds, primarily reflecting timing of shipments.
Consolidated sales volumes for the year 2022 are expected to approximate 4.2 billion pounds of copper, 1.7 million ounces of gold and 80 million pounds of molybdenum, including 1.0 billion pounds of copper, 400 thousand ounces of gold and 21 million pounds of molybdenum in third-quarter 2022. Projected sales volumes are dependent on operational performance, weather-related conditions, timing of shipments and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.41 per pound of copper in second-quarter 2022 were in line with the April 2022 estimate, with the impact of higher sales volumes and by-product credits being offset by higher energy and other input costs; and five percent below the second-quarter 2021 average of $1.48 per pound, primarily reflecting higher sales volumes and by-product credits, partly offset by higher mining, energy and other input costs. Second-quarter 2021 unit net cash costs also included nonrecurring labor-related charges at Cerro Verde ($0.07 per pound).
Assuming average prices of $1,700 per ounce of gold and $16.00 per pound of molybdenum for the second half of 2022 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.50 per pound of copper for the year 2022. The impact of price changes during the second half of 2022 on consolidated unit net cash costs for the year 2022 would approximate $0.02 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.

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Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.
FCX continues to pursue technologies to recover additional copper from its large existing leach stockpiles. FCX has several initiatives ongoing across its North America and South America footprint incorporating new applications, technologies and data analytics. Initial results support the potential for incremental low-cost and low-carbon additions to FCX's production and reserve profile.
Lone Star is increasing its operating rates to achieve production of 300 million pounds of copper per year from oxide ores (compared with the initial design capacity of 200 million pounds per year). The oxide project at Lone Star advances the opportunity for development of the underlying, large-scale sulfide resources. FCX is also increasing exploration in the area to support metallurgical testing and mine development planning for a potential significant long-term investment to build additional scale on an economically attractive basis.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona. FCX is engaging stakeholders and has commenced a feasibility study, which is expected to be completed in 2023, for this project.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	382	360	736	713
Sales, excluding purchases	389	389	770	697
Average realized price per pound	$4.36	$4.42	$4.46	$4.19

Molybdenum (millions of recoverable pounds)
Production[a]	8	9	15	17

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.50	$2.14	$2.44	$2.09
By-product credits	(0.35)	(0.25)	(0.35)	(0.27)
Treatment charges	0.11	0.08	0.10	0.09
Unit net cash costs	$2.26	$1.97	$2.19	$1.91
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
FCX's consolidated copper sales volumes from North America totaled 389 million pounds in second-quarter 2022 and second-quarter 2021. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.26 per pound of copper in second-quarter 2022 were higher than second-quarter 2021 unit net cash costs of $1.97 per pound, primarily reflecting higher mining and milling rates and higher energy and other input costs, partly offset by higher by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.25 per pound of copper for the year 2022, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $16.00 per pound for the second half of 2022. North America's average unit net cash costs for the year 2022 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2022.

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South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. During second-quarter 2022, milling rates at Cerro Verde's concentrator facilities set a quarterly record averaging 427,100 metric tons of ore per day. Subject to ongoing monitoring of COVID-19 protocols, milling rates at Cerro Verde are currently expected to average over 400,000 metric tons of ore per day for the second half of 2022.
Operating rates at El Abra have returned to pre-COVID-19 levels and increased mining and stacking activities are expected to result in an approximate 30 percent increase in El Abra copper production for the year 2022, compared with the year 2021.
El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX is considering options to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor potential changes in Chile's regulatory and fiscal matters. FCX will defer major investment decisions pending clarity on Chile's regulatory and fiscal matters.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021		2022	2021
Copper (millions of recoverable pounds)
Production	286	245		560	504
Sales	288	230		552	489
Average realized price per pound	$3.83	$4.31		$4.00	$4.28

Molybdenum (millions of recoverable pounds)
Production[a]	7	4		14	9

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.48	$2.48	[c]	$2.45	$2.23	[c]
By-product credits	(0.35)	(0.31)		(0.38)	(0.26)
Treatment charges	0.15	0.13		0.15	0.13
Royalty on metals	0.01	0.01		0.01	0.01
Unit net cash costs	$2.29	$2.31		$2.23	$2.11
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Includes $0.30 per pound of copper in second-quarter 2021 and $0.14 per pound of copper for the first six months of 2021 associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.
FCX's consolidated copper sales volumes from South America of 288 million pounds in second-quarter 2022 were higher than second-quarter 2021 copper sales volumes of 230 million pounds, primarily reflecting higher mining and milling rates at Cerro Verde.
Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for South America mining of $2.29 per pound of copper in second-quarter 2022 were lower than second-quarter 2021 unit net cash costs of $2.31, primarily reflecting nonrecurring labor-related charges at Cerro Verde in second-quarter 2021 and higher sales volumes, partly offset by a change in estimate of copper recoveries in stockpiles at El Abra and higher energy and other input costs. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate

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$2.31 per pound of copper for the year 2022, based on current sales volume and cost estimates and assuming an average price of $16.00 per pound of molybdenum for the second half of 2022.

Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the 2018 shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022, and 48.76 percent thereafter. PT-FI's results are consolidated in FCX's financial statements.
Operating and Development Activities. PT-FI currently has three underground operating mines in the Grasberg minerals district: Grasberg Block Cave, DMLZ and Big Gossan. In late 2021, PT-FI achieved quarterly copper and gold volumes approximating 100 percent of projected annualized levels of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold.
PT-FI's milling rates for ore produced from its underground mines averaged 197,000 metric tons of ore per day in second-quarter 2022, and PT-FI expects milling rates to average approximately 190,000 metric tons of ore per day for the second half of 2022. The installation of additional milling facilities at PT-FI is currently expected to be completed in 2023, which would increase milling capacity to approximately 240,000 metric tons of ore per day and provide for continued annualized copper and gold production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in the first half of 2024, and is expected to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.
For the year 2022, PT-FI's estimated capital spending on the Grasberg Block Cave and DMLZ underground projects, including construction of a dual-fuel power plant, is expected to approximate $1.0 billion, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum, also known as MIND ID). In accordance with applicable accounting guidance, the aggregate costs (before scheduled contributions from PT Inalum), expected to approximate $1.2 billion for the year 2022, will be reflected as an investing activity in FCX's cash flow statement and contributions from PT Inalum will be reflected as a financing activity.
Kucing Liar. PT-FI commenced long-term mine development activities for its Kucing Liar deposit during 2021, which is expected to produce over 6 billion pounds of copper and 5 million ounces of gold over the life of the project. Pre-production development activities will occur over an approximate 10-year timeframe, and capital investments are expected to average approximately $400 million per year over the next 10 years. At full operating rates, annual production from Kucing Liar is expected to approximate 600 million pounds of copper and 500 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions).
PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of a greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. In July 2021, PT-FI awarded a construction contract to a third-party contractor with an estimated cost of $2.8 billion. The smelter construction, currently approximately 30 percent complete, is expected to be completed as soon as feasible in 2024.
•Expansion of PT Smelting's capacity by 30 percent to 1.3 million metric tons of concentrate per year, which is expected to be completed by the end of 2023. PT-FI completed agreements in November 2021 with the majority owner of PT Smelting to implement the expansion plans. PT-FI is funding the cost of the expansion, estimated to approximate $250 million, with a loan that will convert to equity, increasing ownership in PT Smelting from a 39.5 percent ownership interest to a majority ownership interest once the expansion is complete.
•Construction of a precious metals refinery (PMR) to process gold and silver from the greenfield smelter and PT Smelting at an estimated cost of $400 million.
During second-quarter 2022, capital expenditures for the greenfield smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.2 billion, and are expected to approximate $1.4 billion for the year 2022.

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Capital expenditures for the Indonesia smelter projects are being funded with PT-FI's senior notes and its available revolving credit facility.
Construction of the additional domestic smelter capacity will result in the elimination of export duties, providing an offset to the economic cost associated with the Indonesia smelter projects. Based on current development progress of additional smelting capacity, PT-FI expects export duties to be reduced from the current rate of 5 percent to 2.5 percent by the end of 2022, and eliminated in the second half of 2023.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	407	308	788	606
Sales	410	310	789	568
Average realized price per pound	$3.86	$4.27	$4.04	$4.29

Gold (thousands of recoverable ounces)
Production	473	303	885	597
Sales	474	302	880	558
Average realized price per ounce	$1,827	$1,795	$1,861	$1,785

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.43	$1.54	$1.42	$1.51
Gold and silver credits	(2.17)	(1.93)	(2.17)	(1.86)
Treatment charges	0.24	0.24	0.24	0.24
Export duties	0.21	0.14	0.21	0.13
Royalty on metals	0.27	0.26	0.26	0.25
Unit net cash (credits) costs	$(0.02)	$0.25	$(0.04)	$0.27
a.For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
PT-FI's consolidated sales of 410 million pounds of copper and 474 thousand ounces of gold in second-quarter 2022 were higher than second-quarter 2021 consolidated sales of 310 million pounds of copper and 302 thousand ounces of gold, primarily reflecting increased operating rates at the Grasberg minerals district. Consolidated sales volumes from PT-FI are expected to approximate 1.5 billion pounds of copper and 1.7 million ounces of gold for the year 2022.
PT-FI's unit net cash credits (including gold and silver credits) of $0.02 per pound of copper in second-quarter 2022 were significantly lower than unit net cash costs of $0.25 per pound in second-quarter 2021, primarily reflecting higher sales volumes, partly offset by higher operating rates, energy and other input costs.
Assuming an average gold price $1,700 per ounce for the second half of 2022 and achievement of current sales volumes and cost estimates, unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.18 per pound of copper for the year 2022. PT-FI's average unit net cash costs for the year 2022 would change by approximately $0.07 per pound of copper for each $100 per ounce change in the average price of gold for the second half of 2022.

Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.

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Operating and Development Activities. Production from the molybdenum mines totaled 8 million pounds of molybdenum in second-quarter 2022 and 7 million pounds of molybdenum in second-quarter 2021. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $10.62 per pound of molybdenum in second-quarter 2022 were higher than average unit net cash costs of $8.14 per pound in second-quarter 2021, primarily reflecting higher energy, outside service costs and other input costs and increased development costs at the Henderson mine. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $11.75 per pound of molybdenum for the year 2022.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at our existing properties in North America and South America. Exploration expenditures for the year 2022, primarily to advance Lone Star and other opportunities at FCX's North America copper mines, are expected to approximate $120 million, compared with $50 million in 2021. FCX has long-lived reserves and a significant resource position in its existing portfolio.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At June 30, 2022, FCX had $9.5 billion in consolidated cash and cash equivalents and $3.5 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.6 billion (including $0.1 billion of working capital and other sources) in second-quarter 2022 and $3.3 billion (net of $0.7 billion of working capital and other uses) for the first six months of 2022.
Based on current sales volume and cost estimates, and assuming average prices of $3.25 per pound of copper, $1,700 per ounce of gold and $16.00 per pound of molybdenum for the second half of 2022, FCX's consolidated operating cash flows are estimated to approximate $4.5 billion (net of $1.4 billion of working capital and other uses) for the year 2022. The impact of price changes for the second half of 2022 on operating cash flows would approximate $230 million for each $0.10 per pound change in the average price of copper, $80 million for each $100 per ounce change in the average price of gold and $50 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $0.9 billion in second-quarter 2022 (including $0.4 billion for major mining projects and $0.2 billion for the Indonesia smelter projects) and $1.6 billion for the first six months of 2022 (including $0.8 billion for major mining projects and $0.3 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $4.5 billion for the year 2022 (including $1.9 billion for major mining projects and $1.4 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $0.6 billion for discretionary growth projects. Capital expenditures for the Indonesia smelter projects are being funded with PT-FI's senior notes and its available revolving credit facility.

9

Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at June 30, 2022 (in billions):

Cash at domestic companies	$5.1
Cash at international operations	4.4	[a]
Total consolidated cash and cash equivalents	9.5
Noncontrolling interests' share	(1.1)
Cash, net of noncontrolling interests' share	8.4
Withholding taxes	(0.3)
Net cash available	$8.1
a.Includes $2.4 billion from PT-FI's senior notes that is expected to be used to finance its smelter projects.

Debt. Following is a summary of total debt and the weighted-average interest rates at June 30, 2022 (in millions, except percentages):

		Weighted- Average Interest Rate
Senior notes:
Issued by FCX[a]	$7,697	4.8%
Issued by PT-FI	2,976	5.4%
Issued by Freeport Minerals Corporation	355	7.5%
Other	64	0.5%
Total debt	$11,092	5.0%
a.Includes $995 million maturing in March 2023 with redemption rights at par in December 2022.
At June 30, 2022, there were no borrowings and $8 million in letters of credit issued under FCX's $3.5 billion revolving credit facility.
In April 2022, PT-FI completed the sale of $3.0 billion of unsecured senior notes with an average duration of approximately 14 years and a weighted-average interest rate of 5.4 percent. PT-FI used $0.6 billion of the net proceeds to repay borrowings under its term loan and expects to use the remaining net proceeds to finance its smelter projects.
In April 2022, PT-FI amended its five-year, unsecured revolving credit facility to increase the facility by $1.0 billion, to $1.3 billion (which became effective in May 2022). At June 30, 2022, no amounts were drawn under the revolving credit facility.
In second-quarter 2022, Cerro Verde entered into a new $350 million, five-year, unsecured revolving credit facility, and repaid the outstanding balance of its term loan. As of June 30, 2022, no amounts were outstanding under the Cerro Verde revolving credit facility.
Through July 20, 2022, FCX purchased $754 million aggregate principal amount of its senior notes in open-market transactions for a total cost of $718 million (including $582 million aggregate principal amount in second-quarter 2022), resulting in annual cash interest savings of $36 million.
During second-quarter 2022, FCX recorded a net gain on extinguishment of debt totaling $8 million, consisting of $18 million associated with its senior note purchases, partly offset by a charge of $10 million associated with the repayment of the PT-FI term loan.

FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50 percent of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for

10

additional smelting capacity in Indonesia). The Board will review the structure of the performance-based payout framework at least annually.
At June 30, 2022, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $1.0 billion. Refer to the supplemental schedule, "Net Debt," on page IX.
On June 22, 2022, FCX declared dividends totaling $0.15 per share on its common stock (which included a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable cash dividend), which will be paid on August 1, 2022, to shareholders of record as of July 15, 2022. The declaration and payment of dividends (base or variable) is at the discretion of the Board and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.
In July 2022, the Board authorized an increase in the share repurchase program from $3.0 billion to up to $5.0 billion. Through July 20, 2022, FCX acquired 47.9 million shares of its common stock for a total cost of $1.8 billion ($38.35 average cost per share) under its share repurchase program, including 35.1 million shares for a total cost of $1.3 billion ($38.36 average cost per share) during 2022. As of July 20, 2022, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's second-quarter 2022 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, August 19, 2022.
-----------------------------------------------------------------------------------------------------------
FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs (credits); capital expenditures; operating costs; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its special mining license (IUPK); FCX’s commitments to deliver responsibly produced copper, including plans to implement and validate all of its operating sites under the Copper Mark and to comply with other disclosure frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of climate commitments and net zero aspiration; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; debt repurchases and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), timing and amount of any share repurchases is at the discretion of the Board and management, respectively, and is subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, business prospects, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities we produce, primarily copper; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, tax, regulatory or industry conditions, including as a result of Russia’s invasion of Ukraine or

11

potential global economic downturn or recession; reductions in liquidity and access to capital; the ongoing COVID-19 pandemic and any future public health crisis; political and social risks; operational risks inherent in mining, with higher inherent risks in underground mining; fluctuations in price and availability of commodities purchased; constraints on supply, logistics and transportation services; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesia government’s extension of PT-FI’s export license after March 19, 2023; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; the results of the human health assessment to evaluate the potential impacts of tailings and mining waste, and compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended June 30,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	172	156	173		172
Safford (100%)	70	64	72		67
Sierrita (100%)	48	53	51		55
Bagdad (100%)	46	39	46		47
Chino (100%)	29	33	30		31
Tyrone (100%)	14	12	15		13
Miami (100%)	3	3	2		4
Total North America	382	360	389		389

South America
Cerro Verde (53.56%)	241	206	243		189
El Abra (51%)	45	39	45		41
Total South America	286	245	288		230

Indonesia
Grasberg (48.76%)[b]	407	308	410		310
Total	1,075	913	1,087	[c]	929	[c]
Less noncontrolling interests	210	173	212		166
Net	865	740	875		763

Average realized price per pound			$4.03		$4.34

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3	2	2		3
Indonesia (48.76%)[b]	473	303	474		302
Consolidated	476	305	476		305
Less noncontrolling interests	89	56	89		56
Net	387	249	387		249

Average realized price per ounce			$1,827		$1,794

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	5	5	N/A		N/A
Henderson (100%)	3	2	N/A		N/A
North America copper mines (100%)[a]	8	9	N/A		N/A
Cerro Verde (53.56%)	7	4	N/A		N/A
Consolidated	23	20	20		22
Less noncontrolling interests	3	2	3		2
Net	20	18	17		20

Average realized price per pound			$19.44		$13.11

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 23 million pounds in second-quarter 2022 and 68 million pounds in second-quarter 2021.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Six Months Ended June 30,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	326	310	339		312
Safford (100%)	139	128	143		118
Sierrita (100%)	100	102	103		97
Bagdad (100%)	80	83	88		89
Chino (100%)	57	58	62		50
Tyrone (100%)	28	25	30		24
Miami (100%)	6	7	5		7
Total North America	736	713	770		697

South America
Cerro Verde (53.56%)	478	423	472		404
El Abra (51%)	82	81	80		85
Total South America	560	504	552		489

Indonesia
Grasberg (48.76%)[b]	788	606	789		568
Total	2,084	1,823	2,111	[c]	1,754	[c]
Less noncontrolling interests	409	350	406		336
Net	1,675	1,473	1,705		1,418

Average realized price per pound			$4.18		$4.25

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	6	5	5		5
Indonesia (48.76%)[b]	885	597	880		558
Consolidated	891	602	885		563
Less noncontrolling interests	166	111	165		104
Net	725	491	720		459

Average realized price per ounce			$1,861		$1,785

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	9	9	N/A		N/A
Henderson (100%)	6	5	N/A		N/A
North America copper mines (100%)[a]	15	17	N/A		N/A
Cerro Verde (53.56%)	14	9	N/A		N/A
Consolidated	44	40	39		43
Less noncontrolling interests	6	4	5		5
Net	38	36	34		38

Average realized price per pound			$19.37		$12.38

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 38 million pounds for the first six months of 2022 and 121 million pounds for the first six months of 2021.
II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	722,900	688,000	715,800	696,500
Average copper ore grade (percent)	0.29	0.30	0.29	0.29
Copper production (millions of recoverable pounds)	254	265	499	527

Mill Operations
Ore milled (metric tons per day)	306,900	264,700	299,200	266,300
Average ore grades (percent):
Copper	0.39	0.36	0.38	0.37
Molybdenum	0.02	0.03	0.02	0.03
Copper recovery rate (percent)	83.2	82.4	82.1	80.5
Production (millions of recoverable pounds):
Copper	195	155	364	306
Molybdenum	8	9	15	17

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	157,700	190,200	148,800	172,100
Average copper ore grade (percent)	0.37	0.33	0.36	0.34
Copper production (millions of recoverable pounds)	71	65	132	126

Mill Operations
Ore milled (metric tons per day)	427,100	374,100	410,800	382,100
Average ore grades (percent):
Copper	0.31	0.29	0.32	0.30
Molybdenum	0.01	0.01	0.02	0.01
Copper recovery rate (percent)	84.4	85.2	85.5	86.4
Production (millions of recoverable pounds):
Copper	215	179	428	377
Molybdenum	7	4	14	9

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	101,800	64,400	101,100	58,100
Deep Mill Level Zone underground mine	77,300	53,900	77,800	50,300
Big Gossan underground mine	7,400	8,200	7,500	7,500
Deep Ore Zone underground mine and other	10,500	16,500	5,400	17,700
Total	197,000	143,000	191,800	133,600
Average ore grades:
Copper (percent)	1.22	1.28	1.22	1.34
Gold (grams per metric ton)	1.08	1.00	1.05	1.03
Recovery rates (percent):
Copper	89.8	88.8	89.6	90.0
Gold	79.0	75.9	78.2	77.4
Production (recoverable):
Copper (millions of pounds)	407	308	788	606
Gold (thousands of ounces)	473	303	885	597

100% Molybdenum Mines
Ore milled (metric tons per day)	25,600	22,200	24,100	20,500
Average molybdenum ore grade (percent)	0.18	0.19	0.18	0.19
Molybdenum production (millions of recoverable pounds)	8	7	15	14

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2022		2021		2022		2021
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,416		$5,748		$12,019	[b]	$10,598
Cost of sales:
Production and delivery[c,d]	3,003		3,067	[b,e]	6,153	[b]	5,853	[b,e]
Depreciation, depletion and amortization	507		483		996		902
Metals inventory adjustments	18	[f]	—		18	[f]	1
Total cost of sales	3,528		3,550		7,167		6,756
Selling, general and administrative expenses	100		87		215		187
Mining exploration and research expenses	25		14		49		21
Environmental obligations and shutdown costs	29		33		45		38
Net gain on sales of assets	(2)		(3)		(2)		(3)
Total costs and expenses	3,680		3,681		7,474		6,999
Operating income	1,736		2,067		4,545		3,599
Interest expense, net[g]	(156)		(148)	[b]	(283)		(293)	[b]
Net gain on early extinguishment of debt	8		—		8		—
Other income, net	11		9	[b]	42		20	[b]
Income before income taxes and equity in affiliated companies' net earnings	1,599		1,928		4,312		3,326
Provision for income taxes[h]	(571)		(603)		(1,395)		(1,046)
Equity in affiliated companies' net earnings	10		6		25		4
Net income	1,038		1,331		2,942		2,284
Net income attributable to noncontrolling interests	(198)		(248)		(575)		(483)
Net income attributable to common stockholders[i]	$840		$1,083		$2,367		$1,801

Diluted net income per share attributable to common stock	$0.57		$0.73		$1.61		$1.21

Diluted weighted-average common shares outstanding	1,457		1,483		1,463		1,480

Dividends declared per share of common stock	$0.15		$0.075		$0.30		$0.15

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page IX.
b.Includes PT-FI charges totaling $32 million in second-quarter 2021, $51 million for the first six months of 2022 and $54 million for the first six months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VII.
c.FCX is engaged in various studies associated with potential future expansion projects primarily in North America and South America. Production and delivery costs include charges for these feasibility and optimization studies totaling $31 million in second-quarter 2022, $11 million in second-quarter 2021, $50 million for the first six months of 2022 and $16 million for the first six months of 2021.
d.Includes other net (charges) credits totaling $(6) million in second-quarter 2022, $10 million in second-quarter 2021, $(16) million for the first six months of 2022 and $(13) million for the first six months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VII.
e.Includes nonrecurring labor-related charges totaling $69 million at Cerro Verde.
f.Includes unfavorable net realizable value inventory adjustments ($9 million) and stockpile write-off at Cerro Verde ($9 million).
g.Consolidated interest costs (before capitalization) totaled $189 million in second-quarter 2022, $165 million in second-quarter 2021, $342 million for the first six months of 2022 and $325 million for the first six months of 2021. Higher interest costs (before capitalization) are primarily related to PT-FI's senior notes that were issued in April 2022.
h.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.
i.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2022	2021
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$9,492	$8,068
Trade accounts receivable	977	1,168
Income and other tax receivables	435	574
Inventories:
Materials and supplies, net	1,776	1,669
Mill and leach stockpiles	1,387	1,170
Product	1,507	1,658
Other current assets	608	523
Total current assets	16,182	14,830
Property, plant, equipment and mine development costs, net	31,200	30,345
Long-term mill and leach stockpiles	1,230	1,387
Other assets	1,501	1,460
Total assets	$50,113	$48,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,853	$3,495
Current portion of debt	1,038	372
Accrued income taxes	507	1,541
Current portion of environmental and asset retirement obligations	317	264
Dividends payable	217	220
Total current liabilities	5,932	5,892
Long-term debt, less current portion	10,054	9,078
Deferred income taxes	4,297	4,234
Environmental and asset retirement obligations, less current portion	4,170	4,116
Other liabilities	1,613	1,683
Total liabilities	26,066	25,003

Equity:
Stockholders' equity:
Common stock	161	160
Capital in excess of par value	25,661	25,875
Accumulated deficit	(5,008)	(7,375)
Accumulated other comprehensive loss	(386)	(388)
Common stock held in treasury	(5,539)	(4,292)
Total stockholders' equity	14,889	13,980
Noncontrolling interests[a]	9,158	9,039
Total equity	24,047	23,019
Total liabilities and equity	$50,113	$48,022

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2022	2021
	(In Millions)
Cash flow from operating activities:
Net income	$2,942	$2,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	996	902
Metals inventory adjustments	18	1
Net gain on sales of assets	(2)	(3)
Stock-based compensation	62	56
Net charges for environmental and asset retirement obligations, including accretion	119	94
Payments for environmental and asset retirement obligations	(120)	(110)
Net charges for defined pension and postretirement plans	20	1
Pension plan contributions	(50)	(42)
Net gain on early extinguishment of debt	(8)	—
Deferred income taxes	63	79
Charges for Cerro Verde royalty dispute	—	9
Payments for Cerro Verde royalty dispute	—	(65)
Other, net	(17)	77
Changes in working capital and other:
Accounts receivable	314	(279)
Inventories	(40)	(299)
Other current assets	(99)	(12)
Accounts payable and accrued liabilities	185	272
Accrued income taxes and timing of other tax payments	(1,071)	505
Net cash provided by operating activities	3,312	3,470

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(276)	(95)
South America	(124)	(47)
Indonesia mining	(778)	(576)
Indonesia smelter projects	(325)	(48)
Molybdenum mines	(9)	(3)
Other	(74)	(34)
Proceeds from sales of assets	96	16
Acquisition of minority interest in PT Smelting	—	(33)
Loans to PT Smelting for expansion	(34)	—
Other, net	(6)	(13)
Net cash used in investing activities	(1,530)	(833)

Cash flow from financing activities:
Proceeds from debt	4,666	160
Repayments of debt	(2,993)	(179)
Cash dividends and distributions paid:
Common stock	(438)	(111)
Noncontrolling interests	(513)	(93)
Treasury stock purchases	(1,185)	—
Contributions from noncontrolling interests	94	88
Proceeds from exercised stock options	106	184
Payments for withholding of employee taxes related to stock-based awards	(55)	(19)
Debt financing costs and other, net	(33)	(1)
Net cash (used in) provided by financing activities	(351)	29

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	1,431	2,666
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	8,314	3,903
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$9,745	$6,569
a.Includes restricted cash and cash equivalents of $253 million at June 30, 2022, and $256 million at June 30, 2021.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended June 30,
	2022					2021
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$840		$0.57	N/A		$1,083		$0.73

Metals inventory adjustments	$(18)	[b]	$(11)		$(0.01)	$—		$—		$—
Net adjustments to environmental obligations and related litigation reserves	(13)		(13)		(0.01)	(20)		(20)		(0.01)
Cerro Verde labor agreement	—		—		—	(69)		(22)		(0.01)
PT-FI net charges	—		—		—	(32)	[c]	(28)		(0.02)
Net gain on sales of assets	2		2		—	3		3		—
Net gain on early extinguishment of debt	8		13		0.01	—		—		—
Other net (charges) credits	(6)	[d]	(4)		—	10	[e]	10		0.01
	$(28)	[f]	$(14)	[f]	$(0.01)	$(107)	[f]	$(56)	[f]	$(0.04)	[f]

Adjusted net income attributable to common stock	N/A		$854		$0.58	N/A		$1,139		$0.77

	Six Months Ended June 30,
	2022					2021
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A		$2,367		$1.61	N/A		$1,801		$1.21

PT-FI net charges	$(51)	[g]	$(31)		$(0.02)	$(54)	[c]	$(48)		$(0.03)
Metals inventory adjustments	(18)	[b]	(11)		(0.01)	(1)		(1)		—
Net adjustments to environmental obligations and related litigation reserves	(13)		(13)		(0.01)	(17)		(17)		(0.01)
Cerro Verde labor agreement	—		—		—	(69)		(22)		(0.01)
Net gain on sales of assets	2		2		—	3		3		—
Net gain on early extinguishment of debt	8		13		0.01	—		—		—
Other net charges	(16)	[d]	(11)		(0.01)	(13)	[e]	(10)		(0.01)
	$(89)	[f]	$(52)	[f]	$(0.04)	$(151)		$(94)	[f]	$(0.06)

Adjusted net income attributable to common stock	N/A		$2,419		$1.65	N/A		$1,895		$1.28	[f]

a.Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Includes unfavorable net realizable value inventory adjustments ($9 million) and a stockpile write-off at Cerro Verde ($9 million).
c.Reflects charges associated with contested matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government) and asset impairments, which were recorded to production and delivery ($17 million in second-quarter 2021 and $30 million for the first six months of 2021), interest expense, net ($4 million in second-quarter 2021 and $8 million for the first six months of 2021) and other income, net ($11 million in second-quarter 2021 and $16 million for the first six months of 2021).
d.Reflects charges recorded to production and delivery associated with asset retirement obligation adjustments (ARO) and contract cancellation costs.
e.Second-quarter 2021 includes credits recorded to production and delivery ($10 million) associated with ARO adjustments. The first six months of 2021 also include other net charges recorded to production and delivery ($23 million), primarily associated with employee separation charges, international tax matters and ARO adjustments.
f.Does not foot because of rounding.
g.Reflects net charges recorded to revenues ($18 million) associated with exposure for additional export duties for prior periods and production and delivery ($33 million) associated with the settlement of an administrative fine, partly offset by a favorable reserve adjustment related to a historical tax audit.

VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended June 30,
	2022				2021
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$357	1%	[c]	$(3)	$558	1%	[c]	$(3)
South America	164	37%		(61)	430	38%		(162)
Indonesia	1,123	39%		(439)	1,002	40%		(404)
Eliminations and other	(45)	N/A		7	(62)	N/A		1
Rate adjustment[d]	—	N/A		(75)	—	N/A		(35)
Continuing operations	$1,599	36%		$(571)	$1,928	31%		$(603)

	Six Months Ended June 30,
	2022				2021
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$909	1%	[c]	$(5)	$743	—%	[c]	$(3)
South America	776	39%		(302)	923	39%		(356)
Indonesia	2,635	39%		(1,025)	1,759	41%		(719)
Eliminations and other	(8)	N/A		(3)	(99)	N/A		5
Rate adjustment[d]	—	N/A		(60)	—	N/A		27
Continuing operations	$4,312	32%		$(1,395)	$3,326	31%		$(1,046)

a.Represents income before income taxes and equity in affiliated companies' net earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses.
d.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
Assuming achievement of current sales volume and cost estimates and average prices of $3.25 per pound for copper, $1,700 per ounce for gold and $16.00 per pound for molybdenum for the second half of 2022, FCX estimates its consolidated effective tax rate for the year 2022 would approximate 34 percent (which would result in a 47 percent effective tax rate in third-quarter 2022). The effective tax rate would decrease with higher prices. Changes in projected sales volumes and average prices during 2022 would incur tax impacts at estimated effective rates of 39 percent for Peru, 38 percent for Indonesia and 0 percent for the U.S.

VIII

Freeport-McMoRan Inc.
NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in millions):

	As of June 30, 2022	As of December 31, 2021
Current portion of debt	$1,038	$372
Long-term debt, less current portion	10,054	9,078
Consolidated debt	11,092	9,450
Less: consolidated cash and cash equivalents	9,492	8,068
FCX net debt	1,600	1,382
Less: net debt for Indonesia smelter projects[a]	585	207
FCX net debt, excluding Indonesia smelter projects	$1,015	$1,175
a.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $2.4 billion as of June 30, 2022, and consolidated debt of $0.4 billion and consolidated cash and cash equivalents of $0.2 billion as of December 31, 2021.

DERIVATIVE INSTRUMENTS
For the six months ended June 30, 2022, FCX's mined copper was sold 60 percent in concentrate, 18 percent as cathode and 22 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $4.31 per pound during second-quarter 2022 and settled at $3.74 per pound on June 30, 2022. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $4.03 per pound in second-quarter 2022.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended June 30,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(355)	$(365)	$(720)	$173	$(55)	$118
Net income attributable to common stock	$(154)	$(140)	$(294)	$66	$(25)	$41
Net income per share of common stock	$(0.10)	$(0.10)	$(0.20)	$0.05	$(0.02)	$0.03
a.Reflects adjustments to provisionally priced copper sales at March 31, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales during the second quarters of 2022 and 2021.

	Six Months Ended June 30,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$65	$(567)	$(502)	$169	$156	$325
Net income attributable to common stock	$27	$(230)	$(203)	$65	$55	$120
Net income per share of common stock	$0.02	$(0.16)	$(0.14)	$0.04	$0.04	$0.08
a.Reflects adjustments to provisionally priced copper sales at December 31, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales for the first six months of 2022 and 2021.

At June 30, 2022, FCX had provisionally priced copper sales at its copper mining operations totaling 447 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $3.75 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $14 million effect on 2022 net income attributable to common stock. The LME copper price settled at $3.34 per pound on July 20, 2022.
IX

Freeport-McMoRan Inc.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5 percent of PT-FI's sales to PT Smelting (PT-FI's 39.5 percent-owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income totaling $(7) million (less than $1 million to net income attributable to common stock) in second-quarter 2022, $(99) million ($(81) million to net income attributable to common stock) in second-quarter 2021, $40 million ($23 million to net income attributable to common stock) for the first six months of 2022 and $(185) million ($(145) million to net income attributable to common stock) for the first six months of 2021. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $157 million at June 30, 2022. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Three Months Ended June 30, 2022
Revenues:
Unaffiliated customers	$17	$30	$47	$702		$180	$882	$1,920	[a]	$—	$1,753	$433		$381	[b]	$5,416
Intersegment	730	1,078	1,808	134		—	134	58		144	8	—		(2,152)		—
Production and delivery	397	720	1,117	565		177	742	564		80	1,765	463	[c]	(1,728)		3,003
Depreciation, depletion and amortization	44	58	102	91		11	102	262		18	1	6		16		507
Metals inventory adjustments	—	7	7	9		2	11	—		—	—	—		—		18
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	5		62		100
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		24		25
Environmental obligations and shutdown costs	(13)	—	(13)	—		—	—	—		—	—	—		42		29
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	318	322	640	169		(10)	159	1,122		46	(5)	(41)		(185)		1,736

Interest expense, net	—	—	—	4		—	4	2		—	—	2		148		156
Provision for (benefit from) income taxes	—	—	—	68		(7)	61	439		—	—	—		71		571
Total assets at June 30, 2022	2,839	5,338	8,177	8,379		1,843	10,222	20,731		1,702	300	1,078		7,903		50,113
Capital expenditures	63	83	146	35		33	68	399		8	2	32		208	[d]	863

Three Months Ended June 30, 2021
Revenues:
Unaffiliated customers	$57	$55	$112	$825		$188	$1,013	$1,753	[a]	$—	$1,689	$794		$387	[b]	$5,748
Intersegment	721	1,021	1,742	120		—	120	56		89	6	—		(2,013)		—
Production and delivery	351	574	925	494	[e]	106	600	528		56	1,691	775		(1,508)	[c]	3,067
Depreciation, depletion and amortization	40	61	101	82		12	94	247		17	1	8		15		483
Selling, general and administrative expenses	1	—	1	2		—	2	27		—	—	5		52		87
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—		14		14
Environmental obligations and shutdown costs	1	—	1	—		—	—	—		—	—	—		32		33
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(3)		(3)
Operating income (loss)	385	441	826	367		70	437	1,007		16	3	6		(228)		2,067

Interest expense, net	—	—	—	12		—	12	6		—	—	2		128		148
Provision for income taxes	—	—	—	145		17	162	404		—	—	—		37		603
Total assets at June 30, 2021	2,635	5,288	7,923	8,795		1,795	10,590	18,135		1,740	271	1,117		5,660		45,436
Capital expenditures	22	47	69	23		3	26	286		2	—	7		43	[d]	433
a.Includes PT-FI's sales to PT Smelting totaling $827 million in second-quarter 2022 and $756 million in second-quarter 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $40 million at Atlantic Copper in second quarter 2022 and $19 million at the Miami smelter in second-quarter 2021.
d.Primarily includes capital expenditures for the greenfield smelter and precious metals refinery (collectively, the Indonesia smelter projects).
e.Includes nonrecurring charges totaling $69 million associated with labor-related charges at Cerro Verde.
XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Six months ended June 30, 2022
Revenues:
Unaffiliated customers	$107	$85	$192	$1,808		$340	$2,148	$4,246	[a]	$—	$3,496	$1,151		$786	[b]	$12,019
Intersegment	1,441	2,173	3,614	242		—	242	136		272	17	—		(4,281)		—
Production and delivery	760	1,375	2,135	1,123		289	1,412	1,190		155	3,519	1,185	[c]	(3,443)		6,153
Depreciation, depletion and amortization	88	119	207	178		21	199	510		34	2	12		32		996
Metals inventory adjustments	—	7	7	9		2	11	—		—	—	—		—		18
Selling, general and administrative expenses	1	1	2	4		—	4	57		—	—	13		139		215
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		48		49
Environmental obligations and shutdown costs	(13)	—	(13)	—		—	—	—		—	—	—		58		45
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	712	755	1,467	736		28	764	2,625		83	(8)	(59)		(327)		4,545

Interest expense, net	—	—	—	7		—	7	4		—	—	4		268		283
Provision for income taxes	—	—	—	295		7	302	1,025		—	—	—		68		1,395
Capital expenditures	136	140	276	68		56	124	778		9	4	43		352	[d]	1,586

Six months ended June 30, 2021
Revenues:
Unaffiliated customers	$61	$83	$144	$1,742		$363	$2,105	$3,136	[a]	$—	$2,998	$1,481		$734	[b]	$10,598
Intersegment	1,285	1,763	3,048	165		—	165	108		159	13	—		(3,493)		—
Production and delivery	620	1,054	1,674	930	[e]	209	1,139	983		113	3,007	1,448		(2,511)	[c]	5,853
Depreciation, depletion and amortization	74	107	181	171		24	195	446		32	2	15		31		902
Metals inventory adjustments	—	—	—	—		—	—	—		1	—	—		—		1
Selling, general and administrative expenses	1	1	2	4		—	4	53		—	—	12		116		187
Mining exploration and research expenses	—	—	—	—		—	—	—		—	—	—		21		21
Environmental obligations and shutdown costs	1	—	1	—		—	—	—		—	—	—		37		38
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(3)		(3)
Operating income (loss)	650	684	1,334	802		130	932	1,762		13	2	6		(450)		3,599

Interest expense, net	—	—	—	25		—	25	7		—	—	3		258		293
Provision for (benefit from) income taxes	—	—	—	318		38	356	719		—	—	—		(29)		1,046
Capital expenditures	32	63	95	43		4	47	576		3	1	13		68	[d]	803
a.Includes PT-FI's sales to PT Smelting totaling $1.7 billion for the first six months of 2022 and $1.5 billion for the first six months of 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $40 million at Atlantic Copper for the first six months of 2022 and $87 million at the Miami smelter for the first six months of 2021.
d.Primarily includes capital expenditures for the Indonesia smelter projects.
e.Includes nonrecurring charges totaling $69 million associated with labor-related charges at Cerro Verde.
XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges (credits). As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,697	$1,697	$144	$30	$1,871
Site production and delivery, before net noncash and other costs shown below	975	897	95	21	1,013
By-product credits	(136)	—	—	—	—
Treatment charges	41	40	—	1	41
Net cash costs	880	937	95	22	1,054
Depreciation, depletion and amortization (DD&A)	103	95	7	1	103
Metals inventory adjustments	7	6	1	—	7
Noncash and other costs, net	36	33	2	1	36
Total costs	1,026	1,071	105	24	1,200
Other revenue adjustments, primarily for pricing on prior period open sales	(37)	(37)	—	—	(37)
Gross profit	$634	$589	$39	$6	$634

Copper sales (millions of recoverable pounds)	389	389
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.36	$4.36	$18.75
Site production and delivery, before net noncash and other costs shown below	2.50	2.30	12.42
By-product credits	(0.35)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	2.26	2.41	12.42
DD&A	0.27	0.24	0.81
Metals inventory adjustments	0.02	0.02	0.16
Noncash and other costs, net	0.09	0.08	0.32
Total unit costs	2.64	2.75	13.71
Other revenue adjustments, primarily for pricing on prior period open sales	(0.10)	(0.10)	—
Gross profit per pound	$1.62	$1.51	$5.04

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,871	$1,013	$103	$7
Treatment charges	(5)	36	—	—
Noncash and other costs, net	—	36	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(37)	—	—	—
Eliminations and other	26	32	(1)	—
North America copper mines	1,855	1,117	102	7
Other mining[c]	5,332	3,614	389	11
Corporate, other & eliminations	(1,771)	(1,728)	16	—
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507	$18

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,717	$1,717	$97	$32	$1,846
Site production and delivery, before net noncash and other costs shown below	833	789	56	18	863
By-product credits	(99)	—	—	—	—
Treatment charges	31	29	—	2	31
Net cash costs	765	818	56	20	894
DD&A	102	95	5	2	102
Noncash and other costs, net	31	30	1	—	31
Total costs	898	943	62	22	1,027
Other revenue adjustments, primarily for pricing on prior period open sales	8	8	—	—	8
Gross profit	$827	$782	$35	$10	$827

Copper sales (millions of recoverable pounds)	389	389
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.42	$4.42	$11.75
Site production and delivery, before net noncash and other costs shown below	2.14	2.03	6.86
By-product credits	(0.25)	—	—
Treatment charges	0.08	0.07	—
Unit net cash costs	1.97	2.10	6.86
DD&A	0.26	0.25	0.55
Noncash and other costs, net	0.08	0.08	0.06
Total unit costs	2.31	2.43	7.47
Other revenue adjustments, primarily for pricing on prior period open sales	0.02	0.02	—
Gross profit per pound	$2.13	$2.01	$4.28

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,846	$863	$102
Treatment charges	(12)	19	—
Noncash and other costs, net	—	31	—
Other revenue adjustments, primarily for pricing on prior period open sales	8	—	—
Eliminations and other	12	12	(1)
North America copper mines	1,854	925	101
Other mining[c]	5,520	3,650	367
Corporate, other & eliminations	(1,626)	(1,508)	15
As reported in FCX's consolidated financial statements	$5,748	$3,067	$483

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$3,440	$3,440	$282	$57	$3,779
Site production and delivery, before net noncash and other costs shown below	1,883	1,735	179	39	1,953
By-product credits	(269)	—	—	—	—
Treatment charges	77	75	—	2	77
Net cash costs	1,691	1,810	179	41	2,030
DD&A	207	192	13	2	207
Metals inventory adjustments	7	6	1	—	7
Noncash and other costs, net	65	60	4	1	65
Total costs	1,970	2,068	197	44	2,309
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$1,463	$1,365	$85	$13	$1,463

Copper sales (millions of recoverable pounds)	770	770
Molybdenum sales (millions of recoverable pounds)[a]			15

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.46	$4.46	$18.36
Site production and delivery, before net noncash and other costs shown below	2.44	2.25	11.68
By-product credits	(0.35)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	2.19	2.35	11.68
DD&A	0.27	0.25	0.85
Metals inventory adjustments	0.01	0.01	0.08
Noncash and other costs, net	0.09	0.07	0.23
Total unit costs	2.56	2.68	12.84
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.89	$1.77	$5.52

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$3,779	$1,953	$207	$7
Treatment charges	(9)	68	—	—
Noncash and other costs, net	—	65	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	—	—	—
Eliminations and other	43	49	—	—
North America copper mines	3,806	2,135	207	7
Other mining[c]	11,708	7,461	757	11
Corporate, other & eliminations	(3,495)	(3,443)	32	—
As reported in FCX's consolidated financial statements	$12,019	$6,153	$996	$18

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,919	$2,919	$185	$67	$3,171
Site production and delivery, before net noncash and other costs shown below	1,459	1,369	113	40	1,522
By-product credits	(189)	—	—	—	—
Treatment charges	63	60	—	3	63
Net cash costs	1,333	1,429	113	43	1,585
DD&A	181	169	8	4	181
Noncash and other costs, net	73	71	1	1	73
Total costs	1,587	1,669	122	48	1,839
Other revenue adjustments, primarily for pricing on prior period open sales	7	7	—	—	7
Gross profit	$1,339	$1,257	$63	$19	$1,339

Copper sales (millions of recoverable pounds)	697	697
Molybdenum sales (millions of recoverable pounds)[a]			17

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.19	$4.19	$11.12
Site production and delivery, before net noncash and other costs shown below	2.09	1.96	6.76
By-product credits	(0.27)	—	—
Treatment charges	0.09	0.09	—
Unit net cash costs	1.91	2.05	6.76
DD&A	0.26	0.24	0.51
Noncash and other costs, net	0.11	0.11	0.06
Total unit costs	2.28	2.40	7.33
Other revenue adjustments, primarily for pricing on prior period open sales	0.01	0.01	—
Gross profit per pound	$1.92	$1.80	$3.79

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$3,171	$1,522	$181
Treatment charges	(17)	46	—
Noncash and other costs, net	—	73	—
Other revenue adjustments, primarily for pricing on prior period open sales	7	—	—
Eliminations and other	31	33	—
North America copper mines	3,192	1,674	181
Other mining[c]	10,165	6,690	690
Corporate, other & eliminations	(2,759)	(2,511)	31
As reported in FCX's consolidated financial statements	$10,598	$5,853	$902

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,102	$1,102	$116	$1,218
Site production and delivery, before net noncash and other costs shown below	712	658	69	727
By-product credits	(101)	—	—	—
Treatment charges	44	44	—	44
Royalty on metals	3	3	—	3
Net cash costs	658	705	69	774
DD&A	101	91	10	101
Metals inventory adjustments	11	10	1	11
Noncash and other costs, net	18	17	1	18
Total costs	788	823	81	904
Other revenue adjustments, primarily for pricing on prior period open sales	(154)	(154)	—	(154)
Gross profit	$160	$125	$35	$160

Copper sales (millions of recoverable pounds)	288	288

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.83	$3.83
Site production and delivery, before net noncash and other costs shown below	2.48	2.29
By-product credits	(0.35)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.29	2.45
DD&A	0.35	0.32
Metals inventory adjustments	0.04	0.03
Noncash and other costs, net	0.06	0.06
Total unit costs	2.74	2.86
Other revenue adjustments, primarily for pricing on prior period open sales	(0.53)	(0.53)
Gross profit per pound	$0.56	$0.44

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,218	$727	$101	$11
Treatment charges	(44)	—	—	—
Royalty on metals	(3)	—	—	—
Noncash and other costs, net	—	18	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(154)	—	—	—
Eliminations and other	(1)	(3)	1	—
South America mining	1,016	742	102	11
Other mining[b]	6,171	3,989	389	7
Corporate, other & eliminations	(1,771)	(1,728)	16	—
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507	$18

a.Includes silver sales of 1.1 million ounces ($23.26 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$995		$995	$82	$1,077
Site production and delivery, before net noncash and other costs shown below	573	[b]	531	52	583
By-product credits	(72)		—	—	—
Treatment charges	29		29	—	29
Royalty on metals	2		2	—	2
Net cash costs	532		562	52	614
DD&A	94		86	8	94
Noncash and other costs, net	18		17	1	18
Total costs	644		665	61	726
Other revenue adjustments, primarily for pricing on prior period open sales	88		88	—	88
Gross profit	$439		$418	$21	$439

Copper sales (millions of recoverable pounds)	230		230

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.31		$4.31
Site production and delivery, before net noncash and other costs shown below	2.48	[b]	2.30
By-product credits	(0.31)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.31		2.44
DD&A	0.40		0.37
Noncash and other costs, net	0.08		0.07
Total unit costs	2.79		2.88
Other revenue adjustments, primarily for pricing on prior period open sales	0.38		0.38
Gross profit per pound	$1.90		$1.81

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,077		$583	$94
Treatment charges	(29)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		18	—
Other revenue adjustments, primarily for pricing on prior period open sales	88		—	—
Eliminations and other	(1)		(1)	—
South America mining	1,133		600	94
Other mining[c]	6,241		3,975	374
Corporate, other & eliminations	(1,626)		(1,508)	15
As reported in FCX's consolidated financial statements	$5,748		$3,067	$483

a.Includes silver sales of 0.8 million ounces ($27.33 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $69 million ($0.30 per pound of copper) associated with labor related charges at Cerro Verde.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$2,204	$2,204	$240	$2,444
Site production and delivery, before net noncash and other costs shown below	1,352	1,244	135	1,379
By-product credits	(213)	—	—	—
Treatment charges	84	84	—	84
Royalty on metals	6	5	1	6
Net cash costs	1,229	1,333	136	1,469
DD&A	198	179	19	198
Metals inventory adjustments	11	10	1	11
Noncash and other costs, net	35	33	2	35
Total costs	1,473	1,555	158	1,713
Other revenue adjustments, primarily for pricing on prior period open sales	35	35	—	35
Gross profit	$766	$684	$82	$766

Copper sales (millions of recoverable pounds)	552	552

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.00	$4.00
Site production and delivery, before net noncash and other costs shown below	2.45	2.26
By-product credits	(0.38)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.23	2.42
DD&A	0.36	0.32
Metals inventory adjustments	0.02	0.02
Noncash and other costs, net	0.06	0.06
Total unit costs	2.67	2.82
Other revenue adjustments, primarily for pricing on prior period open sales	0.06	0.06
Gross profit per pound	$1.39	$1.24

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$2,444	$1,379	$198	$11
Treatment charges	(84)	—	—	—
Royalty on metals	(6)	—	—	—
Noncash and other costs, net	—	35	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	35	—	—	—
Eliminations and other	1	(2)	1	—
South America mining	2,390	1,412	199	11
Other mining[b]	13,124	8,184	765	7
Corporate, other & eliminations	(3,495)	(3,443)	32	—
As reported in FCX's consolidated financial statements	$12,019	$6,153	$996	$18

a.Includes silver sales of 2.1 million ounces ($23.31 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXI

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,093		$2,093	$147	$2,240
Site production and delivery, before net noncash and other costs shown below	1,092	[b]	1,022	91	1,113
By-product credits	(126)		—	—	—
Treatment charges	64		64	—	64
Royalty on metals	4		4	—	4
Net cash costs	1,034		1,090	91	1,181
DD&A	195		181	14	195
Noncash and other costs, net	28		26	2	28
Total costs	1,257		1,297	107	1,404
Other revenue adjustments, primarily for pricing on prior period open sales	99		99	—	99
Gross profit	$935		$895	$40	$935

Copper sales (millions of recoverable pounds)	489		489

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.28		$4.28
Site production and delivery, before net noncash and other costs shown below	2.23	[b]	2.09
By-product credits	(0.26)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.11		2.23
DD&A	0.40		0.37
Noncash and other costs, net	0.06		0.05
Total unit costs	2.57		2.65
Other revenue adjustments, primarily for pricing on prior period open sales	0.20		0.20
Gross profit per pound	$1.91		$1.83

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,240		$1,113	$195
Treatment charges	(64)		—	—
Royalty on metals	(4)		—	—
Noncash and other costs, net	—		28	—
Other revenue adjustments, primarily for pricing on prior period open sales	99		—	—
Eliminations and other	(1)		(2)	—
South America mining	2,270		1,139	195
Other mining[c]	11,087		7,225	676
Corporate, other & eliminations	(2,759)		(2,511)	31
As reported in FCX's consolidated financial statements	$10,598		$5,853	$902

a.Includes silver sales of 1.7 million ounces ($26.67 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $69 million ($0.14 per pound of copper) associated with labor related charges at Cerro Verde..
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,582	$1,582	$865	$32	$2,479
Site production and delivery, before net noncash and other costs shown below	587	374	205	8	587
Gold and silver credits	(888)	—	—	—	—
Treatment charges	98	63	34	1	98
Export duties	85	54	30	1	85
Royalty on metals	108	72	35	1	108
Net cash (credits) costs	(10)	563	304	11	878
DD&A	262	167	91	4	262
Noncash and other costs, net	3	2	1	—	3
Total costs	255	732	396	15	1,143
Other revenue adjustments, primarily for pricing on prior period open sales	(201)	(201)	(8)	(1)	(210)
PT Smelting intercompany profit	26	17	9	—	26
Gross profit	$1,152	$666	$470	$16	$1,152

Copper sales (millions of recoverable pounds)	410	410
Gold sales (thousands of recoverable ounces)			474

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.86	$3.86	$1,827
Site production and delivery, before net noncash and other costs shown below	1.43	0.91	433
Gold and silver credits	(2.17)	—	—
Treatment charges	0.24	0.15	72
Export duties	0.21	0.13	63
Royalty on metals	0.27	0.18	74
Unit net cash (credits) costs	(0.02)	1.37	642
DD&A	0.63	0.41	193
Noncash and other costs, net	0.01	0.01	2
Total unit costs	0.62	1.79	837
Other revenue adjustments, primarily for pricing on prior period open sales	(0.49)	(0.49)	(17)
PT Smelting intercompany profit	0.06	0.04	19
Gross profit per pound/ounce	$2.81	$1.62	$992

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,479	$587	$262
Treatment charges	(98)	—	—
Export duties	(85)	—	—
Royalty on metals	(108)	—	—
Noncash and other costs, net	—	3	—
Other revenue adjustments, primarily for pricing on prior period open sales	(210)	—	—
PT Smelting intercompany profit	—	(26)	—
Indonesia mining	1,978	564	262
Other mining[b]	5,209	4,167	229
Corporate, other & eliminations	(1,771)	(1,728)	16
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507

a.Includes silver sales of 1.6 million ounces ($20.71 per ounce average realized price).
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,323	$1,323	$543	$37	$1,903
Site production and delivery, before net noncash and other credits shown below	476	331	136	9	476
Gold and silver credits	(597)	—	—	—	—
Treatment charges	74	52	21	2	75
Export duties	44	30	13	1	44
Royalty on metals	80	59	20	1	80
Net cash costs	77	472	190	13	675
DD&A	247	172	70	5	247
Noncash and other costs, net	11	8	3	—	11
Total costs	335	652	263	18	933
Other revenue adjustments, primarily for pricing on prior period open sales	87	87	16	2	105
PT Smelting intercompany loss	(41)	(28)	(12)	(1)	(41)
Gross profit	$1,034	$730	$284	$20	$1,034

Copper sales (millions of recoverable pounds)	310	310
Gold sales (thousands of recoverable ounces)			302

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.27	$4.27	$1,795
Site production and delivery, before net noncash and other costs shown below	1.54	1.07	449
Gold and silver credits	(1.93)	—	—
Treatment charges	0.24	0.16	70
Export duties	0.14	0.10	42
Royalty on metals	0.26	0.19	66
Unit net cash costs	0.25	1.52	627
DD&A	0.79	0.55	232
Noncash and other costs, net	0.04	0.03	11
Total unit costs	1.08	2.10	870
Other revenue adjustments, primarily for pricing on prior period open sales	0.28	0.28	53
PT Smelting intercompany loss	(0.13)	(0.09)	(39)
Gross profit per pound/ounce	$3.34	$2.36	$939

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,903	$476	$247
Treatment charges	(75)	—	—
Export duties	(44)	—	—
Royalty on metals	(80)	—	—
Noncash and other costs, net	—	11	—
Other revenue adjustments, primarily for pricing on prior period open sales	105	—	—
PT Smelting intercompany loss	—	41	—
Indonesia mining	1,809	528	247
Other mining[b]	5,565	4,047	221
Corporate, other & eliminations	(1,626)	(1,508)	15
As reported in FCX's consolidated financial statements	$5,748	$3,067	$483

a.Includes silver sales of 1.4 million ounces ($26.08 per ounce average realized price).
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Six months ended June 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$3,184		$3,184	$1,638	$69	$4,891
Site production and delivery, before net noncash and other costs shown below	1,121		730	375	16	1,121
Gold and silver credits	(1,710)		—	—	—	—
Treatment charges	191		124	64	3	191
Export duties	164		107	55	2	164
Royalty on metals	201		135	64	2	201
Net cash (credits) costs	(33)		1,096	558	23	1,677
DD&A	510		332	171	7	510
Noncash and other costs, net	30	[b]	20	10	—	30
Total costs	507		1,448	739	30	2,217
Other revenue adjustments, primarily for pricing on prior period open sales	32		32	3	—	35
PT Smelting intercompany loss	(27)		(17)	(9)	(1)	(27)
Gross profit	$2,682		$1,751	$893	$38	$2,682

Copper sales (millions of recoverable pounds)	789		789
Gold sales (thousands of recoverable ounces)				880

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.04		$4.04	$1,861
Site production and delivery, before net noncash and other costs shown below	1.42		0.92	426
Gold and silver credits	(2.17)		—	—
Treatment charges	0.24		0.16	73
Export duties	0.21		0.14	63
Royalty on metals	0.26		0.17	72
Unit net cash (credits) costs	(0.04)		1.39	634
DD&A	0.64		0.42	194
Noncash and other costs, net	0.04	[b]	0.03	11
Total unit costs	0.64		1.84	839
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04	3
PT Smelting intercompany loss	(0.03)		(0.02)	(10)
Gross profit per pound/ounce	$3.41		$2.22	$1,015

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$4,891		$1,121	$510
Treatment charges	(191)		—	—
Export duties	(164)		—	—
Royalty on metals	(201)		—	—
Noncash and other costs, net	12		42	—
Other revenue adjustments, primarily for pricing on prior period open sales	35		—	—
PT Smelting intercompany loss	—		27	—
Indonesia mining	4,382		1,190	510
Other mining[c]	11,132		8,406	454
Corporate, other & eliminations	(3,495)		(3,443)	32
As reported in FCX's consolidated financial statements	$12,019		$6,153	$996

a.Includes silver sales of 3.1 million ounces ($22.18 per ounce average realized price).
b.Includes credits of $30 million ($0.04 per pound of copper) associated with adjustments to prior year treatment and refining charges and a charge of $41 million ($0.05 per pound of copper) associated with a settlement of an administrative fine levied by the Indonesia government. Also includes a charge of $18 million ($0.02 per pound of copper) to reserve for exposure associated with export duties in prior periods.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXVI

XXVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six months ended June 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,435		$2,435	$995	$68	$3,498
Site production and delivery, before net noncash and other credits shown below	859		598	244	17	859
Gold and silver credits	(1,059)		—	—	—	—
Treatment charges	140		97	40	3	140
Export duties	73		51	21	1	73
Royalty on metals	140		100	38	2	140
Net cash costs	153		846	343	23	1,212
DD&A	446		310	127	9	446
Noncash and other costs, net	3	[b]	2	1	—	3
Total costs	602		1,158	471	32	1,661
Other revenue adjustments, primarily for pricing on prior period open sales	72		72	(4)	—	68
PT Smelting intercompany loss	(90)		(63)	(25)	(2)	(90)
Gross profit	$1,815		$1,286	$495	$34	$1,815

Copper sales (millions of recoverable pounds)	568		568
Gold sales (thousands of recoverable ounces)				558

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.29		$4.29	$1,785
Site production and delivery, before net noncash and other credits shown below	1.51		1.05	439
Gold and silver credits	(1.86)		—	—
Treatment charges	0.24		0.17	71
Export duties	0.13		0.09	37
Royalty on metals	0.25		0.18	68
Unit net cash costs	0.27		1.49	615
DD&A	0.78		0.55	228
Noncash and other costs, net	0.01	[b]	—	1
Total unit costs	1.06		2.04	844
Other revenue adjustments, primarily for pricing on prior period open sales	0.12		0.12	(8)
PT Smelting intercompany loss	(0.16)		(0.11)	(46)
Gross profit per pound/ounce	$3.19		$2.26	$887

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,498		$859	$446
Treatment charges	(140)		—	—
Export duties	(73)		—	—
Royalty on metals	(140)		—	—
Noncash and other costs, net	31		34	—
Other revenue adjustments, primarily for pricing on prior period open sales	68		—	—
PT Smelting intercompany loss	—		90	—
Indonesia mining	3,244		983	446
Other mining[c]	10,113		7,381	425
Corporate, other & eliminations	(2,759)		(2,511)	31
As reported in FCX's consolidated financial statements	$10,598		$5,853	$902

a.Includes silver sales of 2.6 million ounces ($26.05 per ounce average realized price).
b.Includes credits of $31 million ($0.05 per pound of copper) associated with adjustments to prior year treatment and refining charges and charges of $16 million ($0.03 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$151	$95
Site production and delivery, before net noncash and other costs shown below	78	54
Treatment charges and other	7	6
Net cash costs	85	60
DD&A	18	17
Noncash and other costs, net	2	2
Total costs	105	79
Gross profit	$46	$16

Molybdenum sales (millions of recoverable pounds)[a]	8	7

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.87	$12.77
Site production and delivery, before net noncash and other costs shown below	9.77	7.29
Treatment charges and other	0.85	0.85
Unit net cash costs	10.62	8.14
DD&A	2.27	2.29
Noncash and other costs, net	0.30	0.30
Total unit costs	13.19	10.73
Gross profit per pound	$5.68	$2.04

Reconciliation to Amounts Reported

		Production
Three Months Ended June 30, 2022	Revenues	and Delivery	DD&A
Totals presented above	$151	$78	$18
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	144	80	18
Other mining[b]	7,043	4,651	473
Corporate, other & eliminations	(1,771)	(1,728)	16
As reported in FCX's consolidated financial statements	$5,416	$3,003	$507

Three Months Ended June 30, 2021
Totals presented above	$95	$54	$17
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	89	56	17
Other mining[b]	7,285	4,519	451
Corporate, other & eliminations	(1,626)	(1,508)	15
As reported in FCX's consolidated financial statements	$5,748	$3,067	$483

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six months ended June 30,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$285	$171
Site production and delivery, before net noncash and other costs shown below	150	108
Treatment charges and other	13	12
Net cash costs	163	120
DD&A	34	32
Metals inventory adjustments	—	1
Noncash and other costs, net	5	5
Total costs	202	158
Gross profit	$83	$13

Molybdenum sales (millions of recoverable pounds)[a]	15	14

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.81	$12.12
Site production and delivery, before net noncash and other costs shown below	9.90	7.68
Treatment charges and other	0.85	0.85
Unit net cash costs	10.75	8.53
DD&A	2.27	2.27
Metals inventory adjustments	—	0.06
Noncash and other costs, net	0.34	0.36
Total unit costs	13.36	11.22
Gross profit per pound	$5.45	$0.90

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Six months ended June 30, 2022	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$285	$150	$34	$—
Treatment charges and other	(13)	—	—	—
Noncash and other costs, net	—	5	—	—
Molybdenum mines	272	155	34	—
Other mining[b]	15,242	9,441	930	18
Corporate, other & eliminations	(3,495)	(3,443)	32	—
As reported in FCX's consolidated financial statements	$12,019	$6,153	$996	$18

Six months ended June 30, 2021
Totals presented above	$171	$108	$32	$1
Treatment charges and other	(12)	—	—	—
Noncash and other costs, net	—	5	—	—
Molybdenum mines	159	113	32	1
Other mining[b]	13,198	8,251	839	—
Corporate, other & eliminations	(2,759)	(2,511)	31	—
As reported in FCX's consolidated financial statements	$10,598	$5,853	$902	$1

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.